UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2023

IVANHOE ELECTRIC INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

606 – 999 Canada Place Vancouver, BC Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-8765

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2023 (the “Closing Date”), Mesa Cobre Holding Corporation (“Mesa Cobre”), a wholly-owned subsidiary of Ivanhoe Electric Inc. (the “Company”), completed its previously announced acquisition of certain real property situated in Pinal County, Arizona and certain water rights, intangible property and surface access rights in exchange for aggregate consideration of $116.86 million (the “Purchase Price”) pursuant to the terms of the Purchase and Sale Agreement (the “Agreement”) between Mesa Cobre and Wolff-Harvard Ventures, LLC (“Wolff-Harvard LLC”) dated May 10, 2023 and disclosed in the Company’s Form 8-K filed on May 11, 2023. The final Purchase Price has been reduced by $3.63 million compared to the amount originally disclosed on May 11, 2023 to reflect an adjustment to the final acreage being acquired. The acreage announced on May 11, 2023 was 6,205 acres. However, as a result of updated surveys completed in the normal course of confirmatory due diligence it was determined that the actual total acreage is 5,975 acres. The adjusted acreage is reflected in the final Purchase Price. The land package area map disclosed on May 11, 2023 was and remains accurate.

On the Closing Date, Mesa Cobre paid $34.3 million of the Purchase Price to Wolff-Harvard LLC (inclusive of a previously paid $0.1 million exclusivity payment and a $5.0 million earnest money escrow deposit upon signing the Agreement) and issued a Secured Promissory Note to Wolff-Harvard Ventures, LP (“Wolff-Harvard LP”) in the principal amount of $82,590,284 with an interest rate of prime plus 1% (the “Promissory Note”). A payment of $34.3 million under the Promissory Note is payable by Mesa Cobre to Wolff-Harvard LP on or before a date six months following the Closing Date (the “Second Payment”), and the remaining balance is payable in four equal annual installments of approximately $12.1 million plus applicable interest on the first, second, third and fourth anniversary of the Second Payment date.

The Promissory Note is secured by a Deed of Trust and Assignment of Rents executed by Mesa Cobra on the Closing Date in favor of First American Title Insurance Company for the benefit of Wolff-Harvard LP (the “Deed of Trust”). The Deed of Trust provides that in the event the Company elects to begin mine construction prior to completing the final principal payment, the full outstanding balance of the Promissory Note shall be paid to Wolff-Harvard LP prior to commencement of major mine construction activities.

The foregoing description of the Agreement, the Promissory Note and the Deed of Trust does not purport to be complete and is qualified in its entirety by reference to the text of the Promissory Note and the Deed of Trust, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this Item 2.01 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release dated May 24, 2023, relating to the announcement of the closing of the transactions contemplated by the Agreement, is furnished as Exhibit 99.1 to this Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Secured Promissory Note between Mesa Cobre Holding Corporation and Wolff-Harvard Ventures, LP dated May 23, 2023
10.2	Deed of Trust and Assignment of Rents between Mesa Cobre Holding Corporation and First American Title Insurance Company for the benefit of Wolff-Harvard Ventures, LP dated May 23, 2023
99.1	Press Release dated May 24, 2023
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: May 24, 2023	By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer

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